Exhibit 99.1

            MoneyGram International Announces Third Quarter Results;
                          Increases Guidance for 2005;
            Money Transfer Volume Grows 39 percent in Third Quarter


     MINNEAPOLIS--(BUSINESS WIRE)--Oct. 19, 2005--MoneyGram International, Inc. (NYSE:MGI):




($ in millions)                                   Q3      Q3      %
 Except per share data                           2005    2004   Change
                                                ----------------------
Revenue                                         $246.4  $216.2   14.0
Commissions Expense                              119.8   104.3   14.9
Net Revenue                                      126.6   111.8   13.2
Expenses                                          87.7    78.4   11.9
Income from Continuing Operations                $28.8   $24.5   17.5

Income from Discontinued Operations, net of tax   $0.7    $0.0     NM
Net Income                                       $29.5   $24.5   20.5

Earnings per Diluted Share
  Income from Continuing Operations              $0.33   $0.28   17.9
  Income from Discontinued Operations, net of
   tax                                           $0.01   $0.00     NM
                                                ------- -------
  Earnings per Diluted Share                     $0.34   $0.28   21.4

Operating Margin                                  15.8%   15.5%

NM - Not Meaningful


     MoneyGram International, Inc. (NYSE:MGI), today announced third quarter 2005 income from continuing operations of $28.8 million, or $0.33 per diluted share, compared to $24.5 million, or $0.28 per diluted share in the third quarter 2004. Third quarter 2004 earnings from continuing operations included net securities gains of $10.9 million and write-offs of $5.2 million, which in the aggregate totaled $0.04 per diluted share.

     Third quarter 2005 results reflect:

    -- Global Funds Transfer segment revenue growth of 22 percent in the third quarter 2005. The growth was driven by money transfer transaction volume growth of 39 percent and money transfer revenue growth of 29 percent.

    -- Net investment margin of 1.82 percent, as shown in Table One, including income of $3.9 million from limited partnership interests, or $0.03 per diluted share after tax.

    -- Fee and other revenue of $156.4 million, up 22 percent from the third quarter of 2004 driven primarily from the growth in money transfer volume.

    -- An after tax gain from discontinued operations of $0.7 million or $0.01 per diluted share related to a partial resolution of contingencies from the sale of Game Financial.

     Philip Milne, president and chief executive officer said, "Our commitment to providing affordable, reliable and convenient payment products and services to our consumers and business partners continued to drive results in the third quarter. This is evident in the strong growth of money transfer transaction volume."

     Segment Highlights

     MoneyGram operates in two business segments, Global Funds Transfer and Payment Systems.



Global Funds Transfer
($ in millions)
                                                  Q3      Q3      %
                                                 2005    2004   Change
                                                ----------------------
Revenue                                         $167.5  $137.7   21.6%
Commissions Expense                               63.7    51.6   23.5%
Net Revenue                                      103.8    86.1   20.5%
Operating Income                                 $35.2   $27.4   28.6%
Operating Margin                                  21.0%   19.9%


     For the Global Funds Transfer segment, which consists of money transfer (including urgent bill payment) and retail money orders, revenue increased 21.6 percent to $167.5 million and operating income increased 28.6 percent to $35.2 million in the third quarter of 2005. Both revenue and operating income improved as a result of money transfer volume growth. Operating margin in the third quarter of 2005 was 21.0 percent compared to 19.9 percent in the third quarter 2004. The increase in margin was due to the leveraging of expenses through volume growth in money transfer.
     Money transfer transaction volume grew 39 percent and money transfer revenue (see Table Four) grew 29 percent to $132.8 million compared to the third quarter of 2004. Money transfer revenue growth rates are lower than volume growth rates due to targeted pricing initiatives. Money order transaction volume was down slightly, following a trend of declining use of paper-based payment instruments.
     As of September 30, MoneyGram has approximately 84,000 money transfer agent locations around the world, an increase of 13 percent over the prior year third quarter.



Payment Systems
($ in millions)
                                                  Q3     Q3      %
                                                 2005   2004   Change
                                                 ---------------------
Revenue                                          $78.9  $78.5     0.5%
Commissions Expense                               56.1   52.7     6.4%
Net Revenue                                       22.8   25.8  (11.5%)
Operating Income                                  $7.7   $9.4  (18.2%)
Operating Margin                                   9.8%  12.0%


     The Payment Systems segment includes PrimeLink/Official Check outsourcing services, financial money orders and controlled disbursement processing services. Payment Systems revenue was relatively flat in the third quarter 2005 compared to 2004. 2005 revenue reflects growth in investment income due to higher yields and $3.1 million of income from limited partnership interests of the total $3.9 million. These benefits were fully offset by a decline in net securities gains of $10.0 million from the third quarter 2004. Operating income was $7.7 million for the third quarter of 2005 versus $9.4 million in the third quarter of 2004. Operating income for the third quarter of 2004 included $8.7 million in net securities gains partially offset by $2.1 million of write-offs, for a net benefit to the operating margin of 8.4 percentage points. The net benefit to the third quarter 2005 operating margin due to the income from limited partnership interests net of securities losses of $1.3 million was 2.3 percentage points.

     Share Repurchase

     The company's Board of Directors increased its share buyback authorization by 5 million to 7 million shares, effective August 19, 2005. The company bought back 683,300 shares at an average price of $20.62 per share during the quarter for a total of 2.5 million shares purchased under the authorizations. There are approximately 4.5 million shares remaining under our authorizations.

     Hurricane Katrina

     During the third quarter, MoneyGram International donated $125,000 to the Red Cross for Hurricane Katrina rescue efforts. In addition, MoneyGram and its agents offered a no-fee service for donations sent to the Red Cross and worked with the Wal-Mart Foundation to deliver assistance to Wal-Mart associates in critical need in the aftermath of the hurricane. The effects of the recent hurricanes did not materially affect the operations of the company.

    2005 Outlook

     Diluted earnings per share from continuing operations for the full year 2005 is expected to be in the range of $1.22 - $1.25, up from previous guidance of $1.11 - $1.15. This translates to a range of $0.27 - $0.30 for the fourth quarter. The full year estimate includes the $2.2 million termination fee from a customer due to an early contract termination in the Payment Systems segment received in the first quarter of the year, approximately $12 million in cash flows on previously impaired investments for the full year and the $3.9 million of income from limited partnership interests in the third quarter of 2005. Also affecting the guidance are the following items:

    -- Net revenue (total revenue less total commissions) is expected to be in the range of $490 million to $500 million, up from previous guidance of $465 million to $485 million.

    -- Net investment margin for the full year is expected to be in the range of 175 to 185 basis points up from previous guidance of 150 to 165 basis points. This guidance includes the effect of cash flows on previously impaired investments and the third quarter income from limited partnership interests.

    -- Investment portfolio balances are expected to average $6.6 billion for the year, declining from $6.8 billion in 2004 due to consolidation of client financial institutions, up slightly from previous guidance of $6.5 billion.

    -- The adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (expensing of stock options) as of January 1, 2005.

    -- Income from continuing operations before taxes is expected to increase by 57 to 62 percent from $89.0 million in income from operations before taxes in 2004 compared to previous guidance of 42 to 48 percent.

     This guidance is dependent on a variety of factors, including those listed below under Cautionary Information Regarding Forward-Looking Statements. From time to time, events may occur which can result in unanticipated income or losses. Our outlook does not reflect such events.

     Presentation of 2004 Financial Statements

     MoneyGram International, Inc. was spun off from Viad Corp on June 30, 2004. MoneyGram is considered the divesting entity and treated as the accounting successor to Viad for financial reporting purposes in accordance with the EITF No. 02-11, "Accounting for Reverse Spinoffs." MoneyGram results in 2004 include one-time debt tender and redemption expenses of $20.7 million, which amounts to $0.22 per diluted share, related to the spin-off in the second quarter 2004. The historical results of MoneyGram through June 30, 2004, include Viad Corp as discontinued operations. In addition, the historical financials include the income and gain from discontinued operations of Game Financial.

     Description of Tables

     Table One - Net Investment Revenue Analysis

     Table Two - Consolidated Statements of Income

     Table Three - Segment Information

     Table Four - Money Transfer Revenue

     Table Five - Unrestricted Assets

     Conference Call and Webcast

     MoneyGram International will have a conference call today at 5:00 p.m. EDT, 4:00 p.m. CDT to discuss third quarter results. Phil Milne, chief executive officer, and Dave Parrin, chief financial officer, will speak on the call. The conference call can be accessed by calling (800) 599-9816 in the U.S. The participant passcode is 24566846. The conference call will also be webcast through the company's website at www.moneygram.com. A replay of the conference call and webcast will be available one hour after the call concludes through 5:00 p.m. EDT on November 2, 2005. The replay of the call is available at (888) 286-8010 in the U.S., or (617) 801-6888 internationally, passcode 61476491. The Internet audio cast replay will be available at www.moneygram.com.

     About MoneyGram International, Inc.

     MoneyGram International, Inc. is a leading global payment services company and S&P MidCap 400 company. The company's major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with over $825 million in revenue in 2004 and global money transfer agent locations in 170 countries. For more information, visit the company's website at www.moneygram.com.

     Cautionary Information Regarding Forward-Looking Statements

     The statements contained in this press release regarding the business of MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) fluctuations in interest rates that may materially affect revenue derived from investment of funds received from the sale of payment instruments; (b) material changes in the market value of securities we hold; (c) material changes in our need for and the availability of liquid assets; (d) successful management of the credit and fraud risks of retail agents, and the credit risk related to our investment portfolio; (e) continued growth rates approximating recent levels for consumer money transfer transactions and other payment product markets; (f) renewal of material retail agent and financial institution customer contracts, or loss of business from significant agents or customers; (g) technological and competitive changes in the payment services industry; (h) timely and successful implementation of new and/or improved technology, delivery methods, and product offerings including pre-paid debit/stored value cards and new bill payment services; (i) changes in laws, regulations or other industry practices and standards which may require significant systems redevelopment, reduce the market for or value of the company's products or services or render products or services less profitable or obsolete; (j) continued political stability in countries in which MoneyGram has material agent relationships; (k) material lawsuits or investigations; (l) catastrophic events that could materially adversely impact operating facilities, communication systems and technology of MoneyGram, its clearing banks or major customers, or that may have a material adverse impact on current economic conditions or levels of consumer spending;
(m) material breach of security of any of our systems; (n) our ability to comply with the requirements of Sarbanes-Oxley Section 404 regarding the effectiveness of internal controls; and (o) other factors more fully discussed in MoneyGram's filings with the Securities and Exchange Commission. Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.



                              TABLE ONE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                   NET INVESTMENT REVENUE ANALYSIS
                             (Unaudited)



                                        Three Months Ended
                                           September 30       2005 vs
                                        2005         2004      2004
                                     ---------------------------------
                                          (Dollars in thousands)
Components of net investment
 revenue:
   Investment revenue                    $91,634     $77,276  $14,358
   Investment commissions expense
    (1)                                  (60,889)    (56,712)  (4,177)
                                     ---------------------------------
Net investment revenue                   $30,745     $20,564  $10,181
                                     =================================

Average balances:
   Cash equivalents and investments   $6,707,017  $6,714,587  ($7,570)
   Payment service obligations (2)     5,255,146   5,315,246  (60,100)

Average yields earned and rates paid
 (3):
   Investment yield                         5.42%       4.58%    0.84%
   Investment commission rate               4.60%       4.24%    0.36%
Net investment margin                       1.82%       1.22%    0.60%

                                        Nine Months Ended
                                           September 30       2005 vs
                                        2005         2004      2004
                                     ---------------------------------
                                          (Dollars in thousands)
Components of net investment
 revenue:
   Investment revenue                   $272,188    $231,510  $40,678
   Investment commissions expense
    (1)                                 (177,656)   (160,164) (17,492)
                                     ---------------------------------
Net investment revenue                   $94,532     $71,346  $23,186
                                     =================================

Average balances:
   Cash equivalents and investments   $6,750,129  $6,729,216  $20,913
   Payment service obligations (2)     5,297,765   5,328,344  (30,579)

Average yields earned and rates paid
 (3):
   Investment yield                         5.39%       4.60%    0.79%
   Investment commission rate               4.48%       4.02%    0.46%
Net investment margin                       1.87%       1.42%    0.45%



(1) Investment commissions expense reported includes payments made to financial institution customers based on short-term interest rate indices on outstanding balances of official checks sold by that financial institution, as well as costs associated with swaps and the sale of receivables program.

(2) Commissions are paid to financial institution customers based upon average outstanding balances generated by the sale of official checks only. The average balance in the table reflects only the payment service obligations for which commissions are paid and does not include the average balance of the sold receivables ($387.9 million and $400.2 million for the third quarter of 2005 and 2004, respectively, and $397.3 million and $408.2 million for the nine months ended September 30, 2005 and 2004, respectively) as these are not recorded in the Consolidated Balance Sheets.

(3) Average yields/rates are calculated by dividing the applicable amount shown in the "Components of net investment revenue" section by the applicable amount shown in the "Average balances" section divided by the number of days in the period presented and multiplied by the number of days in the year. The "Net investment margin" is calculated by dividing "Net investment revenue" by the "Cash Equivalents and Investments" average balance divided by the number of days in the period presented and multiplied by the number of days in the year.


                              TABLE TWO
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)


                               Three Months Ended   Nine Months Ended
                                  September 30        September 30
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
                               (Dollars in thousands, except share and
                                           per share data)

REVENUE:
   Fee and other revenue       $156,375  $128,000  $444,173  $363,706
   Investment revenue            91,634    77,276   272,188   231,510
   Net securities gains and
    losses                       (1,624)   10,877    (2,060)   12,078
                               --------- --------- --------- ---------
           Total revenue        246,385   216,153   714,301   607,294

   Fee commissions expense       58,940    47,593   167,344   132,021
   Investment commissions
    expense                      60,889    56,712   177,656   160,164
                               --------- --------- --------- ---------
           Total commissions
            expense             119,829   104,305   345,000   292,185

                               --------- --------- --------- ---------
            Net revenue         126,556   111,848   369,301   315,109

EXPENSES:
   Compensation and benefits     35,180    29,320    97,745    95,709
   Transaction and operations
    support                      34,547    33,383   106,733    89,069
   Depreciation and
    amortization                  8,102     7,439    23,187    22,058
   Occupancy, equipment and
    supplies                      8,156     7,012    25,106    22,727
   Interest expense               1,697     1,234     5,694     4,361
   Debt tender and redemption
    costs                             -         -         -    20,661
                               --------- --------- --------- ---------
        Total expenses           87,682    78,388   258,465   254,585

                               --------- --------- --------- ---------
Income from continuing
 operations before income
 taxes                           38,874    33,460   110,836    60,524

Income tax expense               10,076     8,945    28,185    17,365
                               --------- --------- --------- ---------
Income (loss) from continuing
 operations                      28,798    24,515    82,651    43,159

Income (loss) and gain from
 discontinued operations, net
 of tax                             740         -       740    21,282

                               --------- --------- --------- ---------
NET INCOME (LOSS)               $29,538   $24,515   $83,391   $64,441
                               ========= ========= ========= =========


Basic earnings (loss) per
 share
Income (loss) from continuing
 operations                       $0.34     $0.28     $0.97     $0.50
Income (loss) from
 discontinued operations, net
 of tax                            0.01         -      0.01      0.24
                               --------- --------- --------- ---------
Earnings (loss) per common
 share                            $0.35     $0.28     $0.98     $0.74
                               ========= ========= ========= =========
Average outstanding common
 shares                          84,883    87,262    84,748    86,968
                               ========= ========= ========= =========

Diluted earnings (loss) per
 share
Income (loss) from continuing
 operations                       $0.33     $0.28     $0.96     $0.50
Income (loss) from
 discontinued operations, net
 of tax                            0.01         -      0.01      0.24
                               --------- --------- --------- ---------
Earnings (loss) per common
 share                            $0.34     $0.28     $0.97     $0.74
                               ========= ========= ========= =========
Average outstanding and
 potentially dilutive common
 shares                          86,019    87,588    85,924    87,400
                               ========= ========= ========= =========


                             TABLE THREE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                         SEGMENT INFORMATION
                             (Unaudited)

                                 2005
                     -----------------------------
                       First    Second     Third
                      Quarter   Quarter   Quarter
                     -----------------------------
                        (Dollars in thousands)
Revenue:
  Global Funds
   Transfer          $147,146  $159,742  $167,497
  Payment Systems      80,769    80,258    78,888
                     -----------------------------
                      227,915   240,000   246,385
Operating income:
  Global Funds
   Transfer            26,429    29,682    35,230
  Payment Systems      13,240    11,428     7,717
                     -----------------------------
                       39,669    41,110    42,947

  Interest expense      1,389     2,608     1,697
  Other unallocated
   expenses             2,623     2,197     2,376
                     -----------------------------
  Income from
   continuing
   operations before
   income taxes       $35,657   $36,305   $38,874
                     =============================

Operating Margin:
  Global Funds
   Transfer              18.0%     18.6%     21.0%
  Payment Systems        16.4%     14.2%      9.8%


                                           2004
                     -------------------------------------------------
                       First    Second     Third    Fourth     Full
                      Quarter   Quarter   Quarter   Quarter    Year
                     -------------------------------------------------
                                  (Dollars in thousands)
Revenue:
  Global Funds
   Transfer          $120,969  $128,165  $137,688  $145,243  $532,065
  Payment Systems      70,352    71,655    78,465    73,993   294,465
                     -------------------------------------------------
                      191,321   199,820   216,153   219,236   826,530
Operating income:
  Global Funds
   Transfer            20,978    24,777    27,393    29,458   102,606
  Payment Systems       9,190     5,848     9,429     2,696    27,163
                     -------------------------------------------------
                       30,168    30,625    36,822    32,154   129,769

  Debt tender and
   redemption costs         -    20,661         -         -    20,661
  Interest expense      1,222     1,905     1,234     1,214     5,575
  Other unallocated
   expenses             4,899     5,042     2,129     2,443    14,513
                     -------------------------------------------------
  Income from
   continuing
   operations before
   income taxes       $24,047    $3,017   $33,459   $28,497   $89,020
                     =================================================

Operating Margin:
  Global Funds
   Transfer              17.3%     19.3%     19.9%     20.3%     19.3%
  Payment Systems        13.1%      8.2%     12.0%      3.6%      9.2%



                              TABLE FOUR
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                        MONEY TRANSFER REVENUE
                             (Unaudited)


           Money Transfer Revenue (including Urgent Bill Payment)
       ---------------------------------------------------------------
                                Quarter Ended
        March 31     June 30    September 30 December 31   Total Year
       ---------------------------------------------------------------
                            (Dollars in thousands)

2003      $69,836      $75,840      $80,895      $83,338     $309,909
2004       86,198       95,174      102,764      111,234      395,370
2005      111,296      124,545      132,802



                              TABLE FIVE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                         UNRESTRICTED ASSETS
                             (Unaudited)


                                 September 30 December 31 September 30
                                    2005         2004        2004
                                 ------------ ----------- ------------
                                        (Dollars in thousands)

Cash and cash equivalents           $999,089    $927,042     $788,687
Receivables                        1,401,978     771,966      844,956
Investments                        6,172,557   6,335,493    6,279,016
                                 ------------ ----------- ------------
                                   8,573,624   8,034,501    7,912,659
Amounts restricted to cover
 payment service obligations      (8,220,504) (7,640,581)  (7,532,691)
                                 ------------ ----------- ------------
Unrestricted assets (1)             $353,120    $393,920     $379,968
                                 ============ =========== ============


(1) We have unrestricted cash and cash equivalents, receivables and investments to the extent those assets exceed all payment service obligations. These amounts are generally available; however, management considers these amounts as providing additional assurance that regulatory requirements are maintained during the normal fluctuations in the value of investments.



    CONTACT: MoneyGram International, Inc., Minneapolis
             Investor Relations:
             Tim Gallaher, 952-591-3840
             ir@moneygram.com